NEWS RELEASE

TimkenSteel Announces Fourth-Quarter and
Full-Year 2016 Results

CANTON, Ohio: February 16, 2017 -TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported fourth-quarter net sales of $214.7 million and a net loss of $67.0 million or minus $1.52 per share.  This compares with net sales of $206.6 million and a net loss of $13.8 million or minus 31 cents per share in the same quarter last year, and net sales of $213.8 million and a net loss of $22.2 million or minus 50 cents per share in the third quarter of 2016. For the full year, net sales were $869.5 million and net loss was $105.5 million or minus $2.39 per share. This compares with net sales of $1,106.2 million and a net loss of $45.0 million or minus $1.01 per share for full-year 2015.
Fourth-quarter and full-year 2016 results include the impact of the adoption of the mark-to-market method of accounting for pension and other post-employment benefit (OPEB) plans. This method recognizes actuarial gains or losses in the year incurred rather than amortizing them over future years. The net impact of the mark-to-market adjustment in the fourth quarter and full year was a net loss of $53.1 million and $49.6 million respectively, primarily due to lower interest rates. Management believes excluding the impact of mark-to-market gains or losses from financial results better reflects operating performance, and the change has no impact on current-year cash flow or on benefits paid to plan participants. Excluding the impact of mark-to-market, fourth-quarter adjusted EBITDA(1) was income of $1.5 million compared with adjusted EBITDA(1) loss of $7.4 million for the same period a year ago, and income of $7.9 million sequentially.
For the full year, net sales were lower than 2015 by 21.4 percent. Adjusted EBITDA(1) for the full year was $24.0 million, compared with adjusted EBITDA(1) loss of $1.5 million in the previous year. The improvement was driven primarily by focused execution of cost reduction tactics and favorable timing impact from raw material spread. Cash generated from net operating activities was $74.4 million for the year.
“Throughout 2016, we structurally improved the operating performance of the company in the face of weak global commodity markets and high customer inventory levels. We used that down period to aggressively manage costs, generate cash, increase our share in key markets and broaden our portfolio of business,” said Tim Timken, chairman, CEO and president. “We expect 2017 to be a better year, starting off with projected sales in the first quarter that are higher than the typical

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Carla Wooley		Investor Contact: Tina Beskid
P 330.471.7760		P 330.471.5621
news@timkensteel.com		ir@timkensteel.com

NEWS RELEASE / Page 2

seasonality. The actions we’ve taken to strengthen the company in the last year position us well to deliver greater value to customers and shareholders both in the coming year and throughout the economic cycle.”
The company improved its debt structure during the year, resulting in available liquidity of $145.3 million at December 31, 2016.

FOURTH-QUARTER 2016 FINANCIAL SUMMARY

Fourth-quarter net sales increased $8.1 million or 3.9 percent year over year and held flat sequentially.

•	Ship tons were approximately 193,000, an increase of 10.1 percent over the fourth quarter of 2015 and 8.6 percent sequentially.

•	Gains were related primarily to market penetration and sales initiatives, including winning new business supplying billets to tube makers.

•
Surcharge revenue of $26.1 million increased 36.6 percent from the prior-year quarter as a result of a rise in the No. 1 Busheling Index and higher volumes. Compared with the third quarter 2016, surcharge revenue decreased 9.7 percent entirely due to the 16.9 percent drop in No. 1 Busheling Index from the third to the fourth quarter.

Adjusted EBIT(1) was a loss of $17.3 million, compared with adjusted EBIT(1) loss of $26.2 million for the same period a year ago and an adjusted EBIT(1) loss of $11.1 million for third-quarter 2016.

•
Year over year, fourth-quarter adjusted EBIT(1) improved primarily due to cost reductions, higher melt utilization and a favorable timing impact related to raw material spread, partially offset by LIFO expense.

•	Sequentially, adjusted EBIT(1) was unfavorable, driven primarily by LIFO expense, partially offset by reduced manufacturing costs and higher melt utilization.

•
Melt utilization was 50 percent for the quarter, compared with 41 percent in fourth-quarter 2015 and 44 percent in third-quarter 2016. Higher volumes, primarily from new business, improved melt utilization and leveraged manufacturing costs.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

OUTLOOK
First-Quarter 2017 Revenue

▪	Shipments are expected to be approximately 70,000 to 80,000 tons higher (or about 40 percent higher) than fourth-quarter 2016 based upon improving sentiment across all markets.

▪	Shipments of billets to tube makers projected to be about 50,000 tons.

▪	Weak market dynamics in 2016 and aggressive competitive positioning influenced annual price agreements.
First-Quarter 2017 Net Income

▪	Net income is projected to be between $2 million and $12 million.

▪	EBITDA is projected to be between $25 million and $35 million.

▪	Melt utilization is expected to increase from 50 percent to about 70 percent, primarily driven by incremental billet production.

▪	Positive impact from raw material spread is expected.
Other Guidance

▪	2017 capital spending is projected to be $40 million.

The company will host a conference call at 9 a.m. EDT on Friday, Feb. 17, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

TimkenSteel Earnings Call Information:

Conference Call	Friday, Feb. 17, 2017 9 a.m. EDT Toll-free dial-in: 877-201-0168 International dial-in: 647-788-4901 Conference ID: 49283443
Conference Call Replay	Replay dial-in available through March 3, 2017 855-859-2056 or 404-537-3406 Replay passcode: 49283443
Live Webcast	investors.timkensteel.com

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 4

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made all of its steel in America for 100 years. The company posted sales of $870 million in 2016. Follow us on Twitter @TimkenSteel and on Instagram.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures.  This earnings release includes references to the following non-GAAP financial measures:  EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.  These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.  Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results.   See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures, as well as supplemental financial data. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the finalization of the company’s financial statements for the fourth quarter and year ended December 31, 2016, including the actual impact of the adoption of mark-to-market accounting; the company's ability to realize the expected benefits of its spinoff from The Timken Company; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability

NEWS RELEASE / Page 6

of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; the company's ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products.

Additional risks relating to the company's business, the industries in which the company operates or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
The "REVISED" results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2016 Form 10-K.
	Twelve Months Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
(Dollars in millions, except per share data) (Unaudited)	2016	2015 REVISED	2016	2015 REVISED	2016 REVISED
Net sales	$869.5	$1,106.2	$214.7	$206.6	$213.8
Cost of products sold	896.6	1,060.0	259.4	197.3	220.0
Gross Profit (Loss)	(27.1)	46.2	(44.7)	9.3	(6.2)
Selling, general & administrative expenses (SG&A)	101.5	105.1	31.9	24.7	25.1
Impairment and restructuring charges	0.3	6.5	—	3.7	—
Other expense, net	1.7	3.0	—	0.6	0.2
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(130.6)	(68.4)	(76.6)	(19.7)	(31.5)
Interest expense	11.4	3.3	3.4	1.3	3.9
Loss Before Income Taxes	(142.0)	(71.7)	(80.0)	(21.0)	(35.4)
Benefit for income taxes	(36.5)	(26.7)	(13.0)	(7.2)	(13.2)
Net Loss	($105.5)	($45.0)	($67.0)	($13.8)	($22.2)

Net Loss per Common Share:
Basic loss per share	($2.39)	($1.01)	($1.52)	($0.31)	($0.50)
Diluted loss per share (2)	($2.39)	($1.01)	($1.52)	($0.31)	($0.50)

Dividends per share	$—	$0.42	$—	$—	$—

Weighted average shares outstanding	44,217,577	44,533,725	44,224,039	44,192,218	44,221,310
Weighted average shares outstanding - assuming dilution	44,217,577	44,533,725	44,224,039	44,192,218	44,221,310

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents, which include shares issuable for equity-based awards and upon the conversion of outstanding convertible notes, were excluded from the computation of diluted loss per share because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONDENSED CONSOLIDATED BALANCE SHEETS
The "REVISED" results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2016 Form 10-K.
(Dollars in millions) (Unaudited)	December 31, 2016	December 31, 2015 REVISED
ASSETS
Cash and cash equivalents	$25.6	$42.4
Accounts receivable, net of allowances	91.6	80.9
Inventories, net	164.2	173.9
Deferred charges and prepaid expenses	2.8	11.4
Other current assets	7.8	9.1
Total Current Assets	292.0	317.7
Property, Plant and Equipment, net	741.9	769.3
Other Assets
Pension assets	6.2	20.7
Intangible assets, net	25.0	30.6
Other non-current assets	4.8	4.2
Total Other Assets	36.0	55.5
Total Assets	$1,069.9	$1,142.5

LIABILITIES
Accounts payable, trade	$87.0	$49.5
Salaries, wages and benefits	20.3	21.4
Accrued pension and postretirement costs	3.0	3.2
Other current liabilities	20.4	30.2
Total Current Liabilities	130.7	104.3
Convertible notes, net	66.4	—
Other long-term debt	70.2	200.2
Accrued pension and postretirement costs	192.1	114.1
Deferred income taxes	—	32.0
Other non-current liabilities	13.1	10.0
Total Non-Current Liabilities	341.8	356.3
SHAREHOLDERS' EQUITY
Additional paid-in capital	845.6	828.8
Retained deficit	(193.9)	(92.7)
Treasury shares	(44.9)	(46.3)
Accumulated other comprehensive loss	(9.4)	(7.9)
Total Shareholders' Equity	597.4	681.9
Total Liabilities and Shareholders' Equity	$1,069.9	$1,142.5

Table Page 2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
The "REVISED" results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2016 Form 10-K.
(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015 REVISED	2016	2015 REVISED
CASH PROVIDED (USED)
Operating Activities
Net loss	($67.0)	($13.8)	($105.5)	($45.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.8	18.8	74.9	73.4
Amortization related to convertible notes	0.8	—	1.9	—
Amortization related to other long-term debt	0.2	—	1.0	0.3
Impairment charges	—	—	—	0.9
Loss on sale or disposal of assets	0.2	—	1.2	1.0
Deferred income taxes	(15.0)	—	(35.0)	(20.2)
Stock-based compensation expense	2.2	1.0	6.8	7.0
Pension and postretirement expense	0.9	(2.2)	3.7	(9.0)
Pension and postretirement contributions and payments	(1.8)	(3.4)	(4.9)	(15.6)
Reimbursement from postretirement plan assets	—	—	13.3	—
Actuarial (gains) losses from remeasurement of mark-to-market accounting	59.3	(6.5)	79.7	(6.5)
Changes in operating assets and liabilities:
Accounts receivable, net	12.3	25.8	(10.7)	86.2
Inventories, net	(8.8)	22.1	9.7	122.6
Accounts payable, trade	13.9	0.6	37.5	(70.7)
Other accrued expenses	1.4	2.3	(8.2)	(31.5)
Deferred charges and prepaid expenses	(1.0)	5.0	8.3	22.7
Other, net	2.5	(6.4)	0.7	(8.5)
Net Cash Provided by Operating Activities	18.9	43.3	74.4	107.1
Investing Activities
Capital expenditures	(16.6)	(25.3)	(42.7)	(78.2)
Proceeds from disposals of property, plant and equipment	—	—	—	0.4
Net Cash Used by Investing Activities	(16.6)	(25.3)	(42.7)	(77.8)
Financing Activities
Cash dividends paid to shareholders	—	—	—	(18.7)
Purchase of treasury shares	—	—	—	(17.3)
Proceeds from exercise of stock options	—	—	—	1.5
Credit agreement repayments	—	(5.0)	(130.0)	(50.0)
Credit agreement borrowings	—	—	—	65.0
Issuance costs related to credit agreement	—	(1.4)	(1.7)	(1.4)
Proceeds from issuance of convertible notes	—	—	86.3	—
Issuance costs related to convertible notes	—	—	(3.1)	—
Net transfers to Timken and affiliates	—	—	—	(0.5)
Net Cash Used by Financing Activities	—	(6.4)	(48.5)	(21.4)
Effect of exchange rate changes on cash	—	—	—	—
Increase (Decrease) In Cash and Cash Equivalents	2.3	11.6	(16.8)	7.9
Cash and cash equivalents at beginning of period	23.3	30.8	42.4	34.5
Cash and Cash Equivalents at End of Period	$25.6	$42.4	$25.6	$42.4

Table Page 3

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Loss:

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net loss to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA. The "REVISED" results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in Company's 2016 Form 10-K.

(Dollars in millions) (Unaudited)	Twelve Months Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
	2016	2015 REVISED	2016	2015 REVISED	2016 REVISED
Net loss	($105.5)	($45.0)	($67.0)	($13.8)	($22.2)

Benefit for income taxes	(36.5)	(26.7)	(13.0)	(7.2)	(13.2)
Interest expense	11.4	3.3	3.4	1.3	3.9
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	($130.6)	($68.4)	($76.6)	($19.7)	($31.5)
EBIT Margin (1)	(15.0)%	(6.2)%	(35.7)%	(9.5)%	(14.7)%

Depreciation and amortization	74.9	73.4	18.8	18.8	19.0
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	($55.7)	$5.0	($57.8)	($0.9)	($12.5)
EBITDA Margin (2)	(6.4)%	0.5%	(26.9)%	(0.4)%	(5.8)%

Actuarial gains/(losses) from remeasurement of mark-to-market accounting	(79.7)	6.5	(59.3)	6.5	(20.4)
Adjusted EBIT (3)	($50.9)	($74.9)	($17.3)	($26.2)	($11.1)
Adjusted EBITDA (4)	$24.0	($1.5)	$1.5	($7.4)	$7.9

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding the remeasurement impact of mark-to-market accounting.
(4) Adjusted EBITDA is defined as EBITDA excluding the remeasurement impact of mark-to-market accounting.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is useful to investors as it is an important measure of the Company's financial position due to the amount of cash and cash equivalents. The "REVISED" results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2016 Form 10-K.

(Dollars in millions) (Unaudited)	December 31, 2016	December 31, 2015 REVISED
Convertible notes, net	$66.4	$—
Other long-term debt	70.2	200.2
Total long-term financing	136.6	200.2
Less: Cash and cash equivalents	25.6	42.4
Net Debt	$111.0	$157.8

Total Equity	$597.4	$681.9

Ratio of Total Debt to Capital	18.6%	22.7%
Ratio of Net Debt to Capital	15.1%	17.9%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015 REVISED	2016	2015 REVISED
Net Cash Provided by Operating Activities	$18.9	$43.3	$74.4	$107.1
Less: Capital expenditures	(16.6)	(25.3)	(42.7)	(78.2)
Free Cash Flow	$2.3	$18.0	$31.7	$28.9

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's first quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net loss to EBITDA.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2017	2017
	Low	High
Net income	$2.0	$12.0

(Benefit) Provision for income taxes	—	—
Interest expense	4.0	4.0
Depreciation and amortization	19.0	19.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$25.0	$35.0

(1) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.

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Revised Financial Information:
The adoption of the mark-to-market method of accounting for pension and other post-employment benefit (OPEB) plans requires retrospective application. Select revised prior-period results are presented below. These revised results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the company’s 2016 Form 10-K.

(Dollars in millions, except per share data) (Unaudited)	Twelve Months Ended December 31, 2015	Three Months Ended December 31, 2015	Three Months Ended September 30, 2016
Net Loss before income taxes - Previously Reported	($115.0)	($37.4)	($26.6)
Elimination of amortized net actuarial loss	34.1	8.5	11.9
Other - Effects on inventory and asset fair value change	2.7	1.4	(0.3)
Remeasurement gain/(loss)	6.5	6.5	(20.4)
Net Loss before income taxes - Revised	(71.7)	(21.0)	(35.4)
Benefit from income taxes	(26.7)	(7.2)	(13.2)
Net Loss	($45.0)	($13.8)	($22.2)

Net Loss per Common Share:
Basic loss per share	($1.01)	($0.31)	($0.50)
Diluted loss per share (1)	($1.01)	($0.31)	($0.50)

Weighted average shares outstanding	44,533,725	44,192,218	44,221,310
Weighted average shares outstanding - assuming dilution	44,533,725	44,192,218	44,221,310
(1) Common share equivalents, which include shares issuable for equity-based awards and upon the conversion of outstanding convertible notes, were excluded from the computation of diluted loss per share because the effect of their inclusion would have been anti-dilutive.

Supplemental 2016 Mark-to-Market Impacts:
Select impacts are presented below.
(Dollars in millions) (Unaudited)	Twelve Months Ended December 31, 2016	Three Months Ended December 31, 2016
Mark-to-market impacts:
Elimination of amortized net actuarial loss	$31.1	$6.4
Other - Effects on inventory and asset fair value change	(1.0)	(0.2)
Remeasurement loss	(79.7)	(59.3)
Impact	($49.6)	($53.1)

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